Exhibit 1.01

Conflict Minerals Report of The Michaels Companies, Inc.

in Accordance with Rule 13p‑1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of The Michaels Companies, Inc. (“Michaels” or the “Company”) for calendar year 2019 in accordance with Rule 13p‑1 under the Securities Exchange Act of 1934 (the “Exchange Act”). Please refer to Rule 13p‑1,  Form SD and Exchange Act Release No. 34‑67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Overview

The Company has established a conflict minerals program to address the use of Columbite-Tantalite, Cassiterite, Wolframite, Gold, or their derivatives, which are currently limited to Tin, Tungsten and Tantalum (also referred to as “conflict minerals”), by the Company’s suppliers.  During calendar year 2019, the Company contracted with third parties to manufacture products, which were either our private label products or sold wholesale to the Company and other retailers as part of our international wholesale business (under the brand name Darice).  Both the Company’s arts and crafts specialty retail and international wholesale businesses are each several levels removed from the actual mining of conflict minerals. The Company does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Covered Countries (as defined below). Michaels has implemented the policy described below regarding the use of conflict minerals.

Policy Summary

Michaels fully supports the humanitarian goal of ending violent conflict in the Democratic Republic of the Congo (DRC) and adjoining countries (“Covered Countries”) by eliminating the use of conflict minerals mined from this region.  Covered Countries include:  Angola, Burundi, Central African Republic, The Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda & Zambia.

Michaels complies with all requirements outlined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  This includes identifying and disclosing products which contain conflict minerals, as well as the source of the minerals.

Michaels requires all of its private label suppliers, and encourages all other suppliers, to comply with the following:

•Suppliers must disclose whether their products contain Columbite-Tantalite, Cassiterite, Wolframite, Tin, Tungsten, Tantalum or Gold.

•Suppliers using conflict minerals are encouraged to source raw materials from certified metal recyclers or certified smelters.

•Suppliers choosing not to use certified metal recyclers or smelters must provide documentation authenticating the chain of custody from the smelter back to the original source of the mineral.

•Suppliers not complying with the above requirements may face a loss of the Company’s business.

Michaels encourages individuals or suppliers who wish to report possible violations of our conflict minerals policy to make such disclosures via an independent third-party hotline and website.

Due Diligence

In accordance with the rules, the Company undertook due diligence to determine the conflict minerals status of the necessary conflict minerals used in its private label and wholesale products. The Company previously participated in a working group with the Retail Industry Leaders Association, which periodically met by phone or in-person to discuss conflict minerals compliance, industry best practices and benchmarking.  Michaels implemented due diligence procedures based on the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2016), an internationally recognized due diligence framework.  Based upon its experience in conducting its due diligence process since 2013, and discussions between the Company’s legal, regulatory compliance, merchandising and sourcing functions, the Company administered the EICC (Electronic Industry Citizenship Coalition) survey in effect in January 2020 to each supplier responsible for producing products under the Michaels private label and Darice wholesale brands that also confirmed their use of conflict minerals during the applicable period.

The Company’s sourcing team has previously conducted training for the Company’s agents designed to educate our agents regarding the relevant Exchange Act requirements and the Company’s due diligence expectations. The Company also provides its Conflict Minerals Policy to all of the Company’s suppliers and asked each supplier to confirm or deny its use of conflict minerals during calendar year 2019.  Any supplier that confirmed its use of conflict minerals was then requested to complete the EICC questionnaire.  After the distributions of each of the Conflict Minerals Policy and the EICC questionnaire, the Company engaged in follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to the questionnaire.

Despite its best efforts, the Company was not able to obtain fully completed questionnaires from all of its suppliers.  Based on a review of completed questionnaires, as well as any responses that were received pursuant to follow-up processes, the Company determined that some of the Company’s suppliers had continuing products where conflict minerals were necessary to the functionality or production of such products.  For those suppliers, the Company then compared the smelters and refiners identified in the questionnaire responses against the list of smelter facilities which have been identified as “conflict free” by programs such as the EICC/GeSI Conflict Free Smelter (“CFS”) program for columbite-tantalite, cassiterite, wolframite, tantalum, tin, tungsten and gold.

Based on the information that the Company obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the conflict minerals contained in the Company’s private label and wholesale products included, but may not be limited to, the smelters and refineries listed in the chart below. The chart below reports (i) the name of the smelter or refiner; and (ii) whether the listed smelter or refiner has been certified by an industry initiative seeking to identify “conflict free” sources.

Name of Smelter or Refinery	Conflict-Free Status
China Tin Group Co., Ltd.	On EICC-GeSI Smelter Reference List
CV Ayi Jaya	On EICC-GeSI Smelter Reference List
CV Tiga Sekawan	On EICC-GeSI Smelter Reference List
CV United Smelting	On EICC-GeSI Smelter Reference List
EM Vinto	On EICC-GeSI Smelter Reference List
Malaysia Smelting Corporation (MSC)	On EICC-GeSI Smelter Reference List
Metallo Belgium N.V.	On EICC-GeSI Smelter Reference List
Mineracao Taboca S.A.	On EICC-GeSI Smelter Reference List
Minsur	On EICC-GeSI Smelter Reference List

Name of Smelter or Refinery	Conflict-Free Status
Operaciones Metalurgical S.A.	On EICC-GeSI Smelter Reference List
PT Babel Inti Perkasa	On EICC-GeSI Smelter Reference List
PT Bangka Prima Tin	On EICC-GeSI Smelter Reference List
PT Bukit Timah	On EICC-GeSI Smelter Reference List
PT Menara Cipta Mulia	On EICC-GeSI Smelter Reference List
PT Mitra Stania Prima	On EICC-GeSI Smelter Reference List
PT Prima Timah Utama	On EICC-GeSI Smelter Reference List
PT Sariwiguna Binasentosa	On EICC-GeSI Smelter Reference List
PT Sukses Inti Makmur	On EICC-GeSI Smelter Reference List
PT Timah (Persero) Tbk Kundur	On EICC-GeSI Smelter Reference List
PT Timah (Persero) Tbk Mentok	On EICC-GeSI Smelter Reference List
PT Tinindo Inter Nusa	On EICC-GeSI Smelter Reference List
Thaisarco	On EICC-GeSI Smelter Reference List
Tianjin Furen Industrial Group Co., Ltd.	Smelter Not Listed
White Solder Metalurgia e Mineracao Ltda.	On EICC-GeSI Smelter Reference List
Xiamen Tungsten Co., Ltd.	On EICC-GeSI Smelter Reference List
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	On EICC-GeSI Smelter Reference List
Yunnan Tin Company, Ltd.	On EICC-GeSI Smelter Reference List

Some Company suppliers were either unable to identify the smelter or refiner for their products, or use a smelter or refiner that has not been designated “conflict free” by the CFS program, even after repeated follow-up from, and dialogue with, the Company.  The Company’s sourcing team intends to follow prior practice, flagging each of those suppliers for the attention of the Company’s merchandising function and recommending the encouragement of each such supplier to use a smelter or refiner that has been designated “conflict free.”

Conclusion

The information received from our due diligence efforts from suppliers or other sources is not sufficient to determine the origin of all 3TG our products contain, whether the 3TG come from recycled or scrap sources, the facilities used to process them, their country of origin, or their mine or location of origin. We have found no reasonable basis for concluding that these refiners, or the other smelters preparing to be audited, sourced 3TG minerals that directly or indirectly finance or benefit armed groups of the conflict region of the Covered Countries.

Pursuant to Exchange Act Release No. 34‑72079, no independent private sector audit is required to be filed with this report.

Process Improvement

In the next compliance period, the Company intends to implement steps to improve the information gathered from its due diligence to further mitigate the risk that conflict minerals do not benefit armed groups. The steps include:

•the Company’s legal and sourcing functions continuing efforts to include requirements related to conflict minerals in contractual agreements and purchase orders with suppliers;

•Company management continuing to refine procedures and practices for addressing survey responses that are inadequate or inconsistent;

•Company management continuing to analyze and improve follow-up steps that the Company can take when a supplier reports that a smelter it uses is not included in the CFS Compliant Smelter List, including encouraging the supplier to contact the smelter and request its participation in a program such as the CFS program to obtain a “conflict free” designation; and

•updating and sharing best practices and communications among all departments potentially impacted by the issue of conflict minerals, including but not limited to regulatory compliance, product integrity, sourcing, IT, and vendor collaboration.

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